AMENDMENT TO

FUND PARTICIPATION AGREEMENT

THIS AMENDMENT (“Amendment”) amends the Fund Participation Agreement dated October 19, 2009 (together with any prior amendments thereto, the “Agreement”) which is hereby incorporated by reference, and is made as of the Amendment Effective Date of July 1, 2020 (the “Amendment Effective Date”) by and between EQUITABLE LIFE INSURANCE COMPANY (formerly known as AXA EQUITABLE LIFE INSURANCE COMPANY) (the “Company”), BLACKROCK VARIABLE SERIES FUNDS, INC. and BLACKROCK VARIABLE SERIES FUNDS II, INC. (each, the “Fund”), BLACKROCK ADVISORS, LLC (the “Advisor”); and BLACKROCK INVESTMENTS, LLC (the “Distributor”).

WHEREAS, the Company, the Fund, the Advisor, and the Distributor desire to amend the Agreement as set forth herein;

WHEREAS the Parties incorporated additional terms into the Agreement through six (6) previous amendments with effective dates of March 22, 2010, October 1, 2010, May 1, 2012, August 27, 2013, September 12, 2014, and September 17, 2018;

WHEREAS, on or prior to June 15, 2020, Company changed its registered name from AXA Equitable Life Insurance Company to Equitable Financial Life Insurance Company.

WHEREAS, the Parties desire to further amend the Agreement by updating and / or adding certain information security requirements; and

NOW, THEREFORE, in consideration of the Agreement and the mutual covenants contained herein, the parties hereto agree as follows:

1.     Section 12.1 of the Agreement is hereby deleted, and a new Article XIII is hereby added to the Agreement, reading as follows:

ARTICLE XIII - CONFIDENTIALITY.

13.1 Defined. As used herein, the Fund, the Advisor, and the Distributor’s “Confidential Information” will mean all materials furnished by the Fund, the Advisor, or the Distributor whether disclosed intentionally or unintentionally by the Fund, the Advisor and the Distributor, any affiliate, any of its other service providers, agents or representatives or any director, officer or employee of any of the foregoing, whether in written, electronic, visual or oral form, regardless of how transmitted, and whether or not marked “confidential” or “proprietary”, including, without limitation information concerning past, present or prospective products, assets, services, systems, agents, finances, books and/or records, business affairs and/or relationships, business plans, trade secrets, methods of operations, distribution and/or marketing strategies and/or procedures or other internal matters. As used herein, the Company “Confidential Information” will mean information or materials about the Company or any of its affiliates, whether or not proprietary to the Company or any of its affiliates, whether disclosed intentionally by or acquired unintentionally from the Company, any affiliate, any of its other service providers, agents or representatives or any director, officer or employee of any of the foregoing, whether in written, electronic, visual or oral form, regardless of how transmitted, and whether or not marked “confidential” or “proprietary”, including, without limitation information concerning past, present or prospective products, assets, services, systems, customers, employees, financial professionals, shareholders, agents, representatives, finances, books and/or records, business affairs and/or relationships, business plans, trade secrets, methods of operations, distribution and/or marketing strategies and/or procedures or other internal matters. The Company’s Confidential Information also includes any personal, financial or identifying information of an individual person including, without limitation, any past, present or prospective individuals who are customers, directors, officers, employees, financial professionals, shareholders, agents or representatives of the Company or any of its affiliates, such as name, address, telephone numbers, sex, age, social security number, account and/or employee numbers, finances, business, health, employment, credit standing, history, hobbies and personal relations and any list, description or other grouping directly or indirectly derived in whole or part therefrom. (“Personal Information”).

13.2 Obligations. The party receiving (“Receiving Party”) Confidential Information of the other party (“Disclosing Party”) will exercise at least the same degree of care with respect to the Disclosing Party’s Confidential Information that the Receiving Party exercises to protect its own Confidential Information, but in no event shall the Receiving Party use less than reasonable care. The Receiving Party will only use or reproduce the Disclosing Party’s Confidential Information to the extent necessary to enable the Receiving Party to fulfill its obligations under this Agreement including sales reporting, business analytics, distribution strategy, product development, research analysis, trade attribution, scrubbing, processing, customer relationship management, regulatory and/or other similar purposes. Further, the Receiving Party may disclose the Disclosing Party’s Confidential Information to the directors, officers and/or employees of Receiving Party who have a need to know such information (and only to the extent necessary) in order to fulfill the purposes contemplated by this Agreement (“Qualified Staff Persons”); provided the Receiving Party remains liable at all times for the acts or omissions of its Qualified Staff Persons. With the prior written consent which shall not be unreasonably withheld, the parties hereto will have the right to provide this Agreement, or any work order, to an affiliate or a subcontractor.

13.3 Nondisclosure. Receiving Party shall not disclose Confidential Information to any other person, including without limitation any of its subsidiaries, affiliates, authorized subcontractors or other agents or representatives except such persons who have a need to know such information in order to fulfill the purposes contemplated by this Agreement. Any breach of confidentiality by such person shall be deemed to be a breach by Receiving Party of Receiving Party’s obligations hereunder.

13.4 Information Security Program. The Fund, the Advisor, and the Distributor warrant and represent that each has adopted and implemented, and covenant that each will maintain, a comprehensive information security program (“The Fund, the Advisor, and the Distributor’s Information Security Programs”) incorporating administrative, technical, and physical safeguards (a) to ensure the confidentiality of Personal Information in its possession or control; (b) to protect against any anticipated threats or hazards to the security or integrity of Personal Information; (c) to protect against unauthorized access to or use of Personal Information, including without limitation programs to train the Fund, the Advisor, and the Distributor’s personnel and agents in safeguarding the same, (d) to prevent the loss, destruction or alteration of the Company’s Confidential Information, and (e) to destroy all electronic and hard-copy materials containing the Company Confidential Information which the Fund, the Advisor, or the Distributor are permitted or required to destroy hereunder in a safe and secure manner.

13.5 Reviews. The Fund, the Advisor, and the Distributor shall regularly audit and review each of their Information Security Programs to ensure its continued effectiveness to safeguard the Company’s Personal Information as required herein and determine whether adjustments are necessary in light of circumstances including, without limitation, changes in technology, information systems, new or revised regulations, industry best practices or changing threats or hazards to The Company’s Personal Information. Upon reasonable request by the Company, the Fund, the Advisor, and the Distributor shall permit the Company or its representative the right to audit on an annual basis the Fund, the Advisor, or the Distributor’s Information Security Programs and its data security policies and procedures, on reasonable advance notice during normal business hours, to confirm the Fund, the Advisor, or the Distributor’s compliance with the requirements of this Agreement with respect thereto.

13.6 Incident Management. The Fund, the Advisor, and the Distributor shall:

a.

Provide the Company with the name and contact information for an employee of The Fund, the Advisor, and the Distributor who shall serve as the Company’s primary security contact and shall be available to assist the Company twenty-four (24) hours per day, seven (7) days per week as a contact in resolving obligations associated with a security breach.

b.

Notify the Company of a security breach solely related to the Company Confidential Information as soon as practicable, once The Fund, the Advisor, or the Distributor becomes aware of any such breach but in no event later than in the time required by applicable state and federal laws and regulations; and

c.

Notify the Company’s Chief Privacy Officer of any security breaches or unauthorized data exposures [by e-mailing The Company with a read receipt at [PrivacyOffice@equitable.com]], and with a copy by e-mail to the Fund, the Advisor, and the Distributor’s primary business contact within the Company.

13.7 Mitigation. The Fund, the Advisor, and the Distributor understand and acknowledge that any security breach of Personal Information may impose obligations on the Company to notify affected individuals as well as regulators of such security breach and take steps, among others, to mitigate any adverse impact or other harm to its customers and/or prospective customers arising from such security breach. The Fund, the Advisor, and the Distributor agree to cooperate with and assist the Company in meeting all such obligations.

13.8 Nonconfidential Information. Notwithstanding anything to the contrary herein, Receiving Party shall have no obligation to preserve the confidentiality of any Confidential Information which:

(1)     is or becomes publicly known (other than through unauthorized disclosure by the Disclosing Party) and is available to Receiving Party without use of or reference to any of Disclosing Party’s Confidential Information;

(2)     at the time of disclosure to Receiving Party, is already in the possession of or known to Receiving Party and is available to Receiving Party without use of or reference to any of Disclosing Party’s Confidential Information and is not subject to any other confidentiality undertaking;

(3)     is disclosed to Receiving Party by any person or entity other than Disclosing Party and is available to Receiving Party without use of or reference to any of Disclosing Party’s Confidential Information and is not subject to any other confidentiality undertaking; or

(4)     is developed by Receiving Party without use of or reference to any Confidential Information or any other information subject to a confidentiality undertaking.

The foregoing exceptions shall not apply to Personal Information.

13.9 Government Disclosures. In the event that Receiving Party becomes legally compelled by a court of competent jurisdiction or by a governmental body to disclose any Confidential Information, Receiving Party will give Disclosing Party prompt written notice of such requirement (if permitted by the court), together with a copy of such demand, to enable Disclosing Party to seek a protective order or other remedy. In the event that Disclosing Party elects not to seek or is unable to obtain a protective order or other remedy, Receiving Party will only disclose that portion of the Disclosing Party’s Confidential Information which it is advised in writing by its legal counsel is legally required to be disclosed and will make reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

13.10 Return of Confidential Information. Except as otherwise expressly provided in this Agreement, Receiving Party will, and will cause all others in possession to, return to Disclosing Party (or such third party or Parties as Disclosing Party may designate in writing) all documents and materials (and all copies thereof) containing Confidential Information, whether in hardcopy, electronic form or otherwise, promptly following termination of this Agreement, with or without cause. The Receiving Party will certify in writing that it has fully complied with its obligations under this Section within seven (7) days after its receipt of a request from the Disclosing Party for such a certification.

13.11 Third-Party Suppliers, Sub-contractors, Sub-servicers and/or Hosting Providers:

The Fund, the Advisor, and the Distributor warrant and represent that each will ensure that each of its third-party suppliers, sub-contractors, sub-servicers and/or hosting provider adhere to the Fund, the Advisor, and the Distributor’s obligation of ensuring its continued effectiveness to safeguard the Company Confidential Information and maintenance of a comprehensive security program, including incorporation of administrative, technical and physical safeguards as detailed in the Information Security Program Section. The Fund, the Advisor, and the Distributor shall regularly audit and review their third-party suppliers, subcontractor, sub-servicer and/or hosting providers controls to ensure effectiveness of their internal control environment, including the design and implementation of their programs to reasonably prevent a cyber breach or fraud. This includes but is not limited to the review of their application and/or infrastructure security, penetration test reviews, access controls & management (e.g. use of Multi-Factor Authentication), data protection (e.g. encryption at rest and in-transit), incident response, change management, logging, monitoring and reporting.

2.12 Survival. The provisions of this Article shall survive the termination of the Agreement.

2 The remaining terms and conditions of the Agreement not modified herein shall remain in full force and effect.

3. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute only one instrument.

4. Capitalized terms not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

5. To the extent that provisions of the Agreement and this Amendment are in conflict, the terms of this Amendment shall control. Except to the extent amended by this Amendment, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby.

6. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

Signature Blocks on Following Page

IN WITNESS WHEREOF, the parties hereto have signed this Amendment.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY:
By:
Name:	Kenneth Kozlowski
Title:	Managing Director
Date Signed:	12/29/2020 | 3:12 PM EST

BLACKROCK VARIABLE SERIES FUNDS II, INC.:
By:
Name:	Charles C.S. Park
Title:	Managing Director
Date Signed:	December 30, 2020

BLACKROCK VARIABLE SERIES FUNDS, INC.:
By:
Name:	Charles C.S. Park
Title:	Managing Director
Date Signed:	December 30, 2020

BLACKROCK INVESTMENTS, LLC:
By:
Name:	Ariana Brown
Title:	Director
Date Signed:	December 30, 2020

BLACKROCK ADVISORS, LLC:
By:
Name:	Charles C.S. Park
Title:	Managing Director
Date Signed:	December 30, 2020